Exhibit 2.1.7

                           CERTIFICATE OF DECREASE IN
                          AUTHORIZED AND ISSUED SHARES

     The following certificate is filed on behalf of GREENBRIAR CORPORATION, a Nevada corporation, pursuant to Section 78.207 of the Nevada Revised Statutes:

     1. The current number of authorized shares of common stock, par value $0.01 per share, before the change in capitalization was 100,000,000, and the number of shares of preferred stock, par value $0.10 per share before the change in capitalization was 10,000,000.

     2. The number of authorized shares of common stock, par value $0.01 per share, after the change in capitalization, was 4,000,000. There is no change in par value or in the number of authorized preferred shares.

     3. One share of new common stock, par value $0.01 per share, will be issued for each twenty-five shares of old common stock, par value $0.01 outstanding before the change.

     4. No fractional shares will be issued. Cash will be paid in lieu of issuing fractional shares upon surrender of certificates representing shares of old common stock, at the rate of $0.25 for each one-twenty-fifth share of new common stock.

     5. Approval of the change by stockholders was not required nor obtained.

     6. The change is effective at 11:59 p.m. on November 30, 2001.


                                            GREENBRIAR CORPORPORATION


                                             By: /s/ Gene S. Bertcher
                                                ---------------------
                                                Gene S. Bertcher, Executive Vice
                                                President


                                             By: /s/ Oscar Smith
                                                ---------------------
                                                Oscar Smith, Secretary

STATE OF TEXAS

COUNTY OF DALLAS


     This instrument was acknowledged before me on this 27th day of November, 2001, by GENE S. BERTCHER.



                                                /s/ Celeste Byars Notary Public,
State of Texas                                  -----------------


                                                Celeste Byars
                                                -------------
                                                Printed Name of Notary
                                                My Commission Expires:  6/26/04